Exhibit n.2
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of MVC Capital, Inc.
We have audited the senior securities table (the “table”), included in the accompanying registration statement on Form N-2 No. 333-147039, of MVC Capital, Inc. (the “Company”) as of October 31, 2007. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion on this table based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the table is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the table. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall table presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the table referred to above presents fairly, in all material respects, the senior securities, as defined in Section 18 of the Investment Company Act of 1940, of MVC Capital, Inc. at October 31, 2007, in conformity with U.S. generally accepted accounting principles.
/s/ ERNST & YOUNG LLP
New York, New York
January 17, 2008